Exhibit 10.6

June 5, 2006

Efficacy Biotech Master Fund Ltd.
P.O. Box 2393
Rancho Santa Fe, CA 92067
Attn: Mark P. Lappe

Re: Observation Rights

Dear Mark:
This letter agreement will confirm our agreement that pursuant to the purchase of shares of common stock of Aeolus Pharmaceuticals, Inc., a Delaware corporation (the “Company”), by Efficacy Biotech Master Fund Ltd. (“Investor”), Investor will be entitled to the following rights:
1. Investor shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Investor periodically during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans; and

2. If Investor is not represented on the Company’s Board of Directors (the “Board”) for any reason, the Company shall invite a representative of Investor (the “Representative”) to attend all meetings of its Board (and all committees thereof) in a nonvoting observer capacity and, in this respect, shall give such Representative copies of all notices, minutes, consents and other materials that it provides to its directors (including any Board committee members); provided, however, that the Company reserves the right to exclude such Representative from access to any material or meeting or portion thereof if the Company determines in good faith upon advice of counsel that such exclusion is necessary to preserve the attorney-client privilege or to protect confidential proprietary information of the Company. Such Representative may participate in discussions of matters brought to the Board (and any committee thereof).

Investor agrees, and any Representative will agree, to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with its rights under this letter agreement, except that Investor and any Representative may disclose such information to Investor’s officers, directors and employees on a need-to-know basis.

The rights described herein shall terminate and be of no further force or effect upon the earliest to occur of: (i) the date the Company’s common stock is first traded on the New York Stock Exchange or quoted on the Nasdaq National Market, Inc. (or any successor market thereto); (ii) such time as Investor, together with its affiliates, owns less than 2,500,000 shares of common stock of the Company (as adjusted for any stock split, subdivision, stock dividend, recapitalization, reclassification or the like); or (iii) the date of the closing of a sale, lease or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the Company’s outstanding voting stock immediately prior to such transaction represents, immediately after such transaction, securities represents 50% or less of the voting power of the corporation or other entity surviving such transaction, provided that this provision shall not apply to a merger, consolidation or reorganization effected exclusively for the purpose of changing the domicile of the Company. The confidentiality provisions hereof will survive any such termination.

1.

This letter agreement shall be governed by the laws of the State of California without regard to conflicts of laws principles.

Very truly yours,

Aeolus Pharmaceuticals, Inc.

By:	/s/ Richard P. Burgoon, Jr.
Name: Richard P. Burgoon, Jr.
Title: Chief Executive Officer

Acknowledged and Agreed:

Efficacy Biotech Master Fund Ltd.

By: Efficacy Capital Ltd.
Its: Investment Manager

By:	/s/ Mark P. Lappe
Name: Mark P. Lappe
Title: Managing Partner

2.